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BROCKER Technology Group

PEOPLESOFT CERTIFIES SUPERCESSION, BROCKER'S E-COMMERCE APPLICATION

Auckland, New Zealand - July 20, 2000. Following testing at its labs in Pleasanton, CA, PeopleSoft Inc. (NASDAQ: PSFT) has recently provided an integration certification to Brocker Technology Group's (`Brocker' or `the Company') (TSE: BKI, http://www.brockergroup.com) business-to-business (B2B) e-commerce product, Supercession.

Designed for medium to large enterprises, Supercession enables a company to build an e-commerce web site for selling products and processing transactions, creating and maintaining an online catalogue, and allowing customers access to a wide range of information such as inventory, shipping and account status. A critical function of the e-commerce system is that it must interface with the host company's enterprise system, hence the importance of Supercession's integration with PeopleSoft.

"PeopleSoft has an uncompromising attitude to quality and is very protective of its customers' interests," said Richard McLean, Brocker's General Manager of Application Development. "That is why the integration certification process is important and carries significant weight in the global marketplace."

An integration certification with PeopleSoft was Brocker's ultimate aim when Brocker signed a Global Alliance Partnership agreement with PeopleSoft in December 1999, making Brocker the first company in Australasia to become a PeopleSoft Software Alliance Partner in the B2B e-commerce arena.

"Supercession's integration with PeopleSoft will further address the e-commerce requirements of many of our customers," said Bill Parsons, PeopleSoft vice president of Consulting and Software Alliances. "We are very pleased to have Brocker onboard as a PeopleSoft Software Alliance Partner."

"PeopleSoft integration certification gives us considerable marketing leverage," said Mike Ridgway, Brocker CEO. "Being listed as a certified application on PeopleSoft's web site gives Supercession immediate credibility with PeopleSoft's customers and other visitors to the company's site. It effectively smooths the path for us to market Supercession to new and existing PeopleSoft customers around the world and further demonstrates Brocker's capability in delivering leading edge e-commerce solutions. As businesses world-wide look to e-commerce solutions to strip time and cost from the supply chain, the timing couldn't be better for Supercession's PeopleSoft certification," Mike Ridgway concluded.

About the Supercession / PeopleSoft Interface

Supercession v1.5 is integrated with PeopleSoft FDM (Financial Distribution Manufacturing) 7.0. Core data is extracted from PeopleSoft using JDBC queries and replicated in Supercession's own `Interbase' database. Orders entered via the Web interface are held in the interbase database and are periodically transferred to PeopleSoft via PeopleSoft's Message Agent API.


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BROCKER Technology Group

About Brocker Technology Group

Brocker Technology Group is a global innovator in business-to-business communication. The Company is focused on understanding and predicting how people and businesses communicate and transact with global application. The broad range of products and services provided by Brocker includes: computer telephony, e-commerce, application service provision (ASP) and logistics, to name a few. To support these, the Company is structured into four divisions: Application Development, Professional Services, Application Hosting, and Vendor Services.

Brocker has filed an amended 20FR12G registration statement (20F/A available to view at www.freeedgar.com). The Company is seeking a listing on the NASDAQ exchange and has submitted a NASDAQ listing document.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

CORPORATE CONTACT                         INVESTOR & MEDIA RELATIONS
Brocker Technology Group                  [GRAPHIC OMITTED]
Robert Rowell                             Toll Free: (888) 301-6788
Tel: (800) 299-7823                       Fax: (604) 806-3367
Email: brocker@cadvision.com              Email: bki@mindsharecommunications.com
Web: www.brockergroup.com

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